Exhibit 99.1

#08-23
News Release
CONTACT:
Greg Powell
Vice President, Investor Relations
B/E Aerospace, Inc.
(561) 791-5000 ext. 1450

B/E AEROSPACE REPORTS THIRD QUARTER RESULTS; REVENUES UP 37%;
OPERATING EARNINGS UP 60%; EPS OF $0.59 UP 23% EXCLUSIVE OF ITEMS;
UPDATES FINANCIAL OUTLOOK

WELLINGTON, FL, October 27, 2008 – B/E Aerospace, Inc. (Nasdaq: BEAV), the world’s leading manufacturer of aircraft cabin interior products and the world’s leading distributor of aerospace fasteners and consumables, today announced financial results for the third quarter of 2008.

THIRD QUARTER HIGHLIGHTS

•	Net sales of $587.8 million increased 37.3 percent as compared with the third quarter of 2007.

•
Operating earnings of $101.3 million increased $38.1 million, or 60.3 percent, as compared with the prior year period.  Operating earnings include $3.6 million of acquisition, integration, and transition costs related to the acquisition of Honeywell’s Consumables Solutions distribution business (HCS).

•
Adjusted operating earnings (defined below) increased 66.0 percent to $104.9 million as compared with the prior year period.  Adjusted operating margin increased by 300 basis points to 17.8 percent.  Adjusted operating earnings exclude $3.6 million of acquisition, integration and transition costs.

•
Net earnings of $51.8 million and net earnings per diluted share of $0.54, were negatively impacted by the $3.6 million of acquisition, integration and transition costs, and $3.6 million of debt prepayment costs.

•
Net earnings and net earnings per diluted share, adjusted to exclude the above mentioned costs were $56.6 million and $0.59 per diluted share, respectively, and increased 27.2 percent and 22.9 percent, respectively, as compared with the third quarter of 2007.

THIRD QUARTER CONSOLIDATED RESULTS

Net sales for the third quarter of $587.8 million increased 37.3 percent as compared with the third quarter of the prior year.  Revenue growth of 37.3 percent reflects the acquisition of HCS and solid organic revenue growth for the distribution and business jet segments.  Revenue growth on a proforma basis was approximately 11.6 percent.  Amounts presented in this news release on a proforma basis have been calculated as though HCS had been acquired at the beginning of the prior year period.

The 60.3 percent growth in operating earnings as compared with the third quarter of last year was driven primarily by the 37.3 percent increase in revenues and a 240 basis point expansion in operating margin.  The 17.2 percent operating margin reflects strong margin expansion in the commercial aircraft and business jet segments, partially offset by a lower operating margin in the distribution segment as a result of the HCS acquisition.  The 240 basis point improvement in operating margin was achieved despite $3.6 million of acquisition, integration and transition costs.

Net earnings were $51.8 million, or $0.54 per diluted share.   Net earnings in the third quarter of 2008 include $3.6 million of acquisition, integration and transition costs, as well as debt prepayment costs of $3.6 million.  Net earnings, adjusted to exclude these items, were $56.6 million and $0.59 per diluted share, respectively, and increased 27.2 percent and 22.9 percent, respectively, as compared with the third quarter of 2007.

Commenting on the company’s recent performance, Amin J. Khoury, Chairman and Chief Executive Officer of B/E Aerospace, Inc. said, “We are pleased with our third quarter 2008 financial results.  Despite increasing headwinds during the quarter, we achieved strong revenue growth and significant margin expansion in both our commercial aircraft and business jet segments.”

“During the quarter we completed the acquisition of HCS which has significantly strengthened our strategic position in the distribution marketplace.  We financed this acquisition, which closed on July 28, 2008, with $1.5 billion of new debt financing.  We believe the financing for this transaction was obtained on favorable terms in a very difficult financial environment due to the strategic advantage which we have created by combining the HCS business with our own, and the longer-term value we expect to create as we complete the integration of the two businesses.  We believe the outlook for B/E Aerospace is substantially improved as a result of the acquisition of HCS,” stated Mr. Khoury.

Following the HCS acquisition, the company will report in three reporting segments; distribution segment, commercial aircraft segment and business jet segment.  Segment financial information for prior periods has been presented in a consistent manner, and aligns with the company’s organizational structure.

Acquisition, integration and transition costs referred to in this news release are expenses related to the integration of the HCS business with our existing distribution business.

Adjusted operating earnings excluding acquisition, integration and transition costs and adjusted net earnings and adjusted net earnings per diluted share excluding acquisition, integration and transition costs and debt prepayment costs are non-GAAP financial measures.  See “Reconciliation of Non-GAAP Financial Measures”.

THIRD QUARTER SEGMENT RESULTS

The following is a summary of net sales and operating earnings by segment:

	NET SALES Three Months Ended September 30, ($ in millions)
	2008	2007	Percent Change
Distribution	$219.2	$93.3	134.9%
Commercial Aircraft	300.8	287.2	4.7%
Business Jet	67.8	47.7	42.1%
Total	$587.8	$428.2	37.3%

	OPERATING EARNINGS Three Months Ended September 30, ($ in millions)
	2008	2007	Percent Change
Distribution	$42.1	$21.4	96.7%
Commercial Aircraft	49.4	38.1	29.7%
Business Jet	9.8	3.7	164.9%
Total	$101.3	$63.2	60.3%

Distribution segment revenues increased 134.9 percent reflecting the acquisition of the HCS business and solid organic growth.  Revenue growth for the distribution segment on a proforma basis was 13.8 percent.  Distribution segment operating earnings, which include $3.6 million of acquisition, integration and transition costs, were $42.1 million.  Operating margin in the distribution segment declined 370 basis points to 19.2 percent as a result of the inclusion of the HCS business for two months of the third quarter.

Commercial aircraft segment revenues of $300.8 million increased 4.7 percent and reflect scheduled deliveries of retrofit and new-buy aircraft programs and a somewhat lower level of aftermarket spares revenues consistent with the slowdown in global passenger air travel, and airline cash conservation measures which began during the quarter.  Operating earnings of $49.4 million increased 29.7 percent as compared with the same period in the prior year.  Operating margin increased 310 basis points to 16.4 percent.  This strong margin expansion is primarily the result of ongoing operational efficiency initiatives, a favorable mix, and backlog quality.

Business jet segment revenues increased 42.1 percent to $67.8 million reflecting strong shipments of both business jet interior equipment and Super First Class products.  Operating earnings increased 164.9 percent as compared with the same period in the prior year as a result of the 42.1 percent increase in revenues and the 670 basis point increase in operating margin to 14.5 percent.  The significant margin expansion reflects substantially improved operational efficiency, operating leverage at the higher sales level and backlog quality.

NINE-MONTH CONSOLIDATED RESULTS

Net sales for the nine months ended September 30, 2008 of $1,583.2 million increased 30.4 percent while operating earnings increased 46.8 percent, both as compared with the prior year period.

The 46.8 percent growth in operating earnings was driven primarily by the 30.4 percent increase in revenues and the 180 basis point expansion in operating margin.  The 16.6 percent operating margin reflects a 150 basis point margin expansion in the distribution segment, a 60 basis point margin expansion in the commercial aircraft segment and a 470 basis point margin expansion in the business jet segment.  Revenue growth on a proforma basis was approximately 19.4 percent.

Net earnings of $154.2 million, or $1.65 per diluted share, increased 46.9 percent and 37.5 percent, respectively, as compared with the prior year period.  Net earnings in the current nine-month period include $3.6 million of acquisition, integration and transition costs, and debt prepayment costs of $3.6 million.

NINE-MONTH SEGMENT RESULTS

The following is a summary of net sales and operating earnings by segment:

	NET SALES Nine Months Ended September 30, ($ in millions)
	2008	2007	Percent Change
Distribution	$464.8	$286.5	62.2%
Commercial Aircraft	905.5	791.4	14.4%
Business Jet	212.9	136.3	56.2%
Total	$1,583.2	$1,214.2	30.4%

	OPERATING EARNINGS Nine Months Ended September 30, ($ in millions)
	2008	2007	Percent Change
Distribution	$109.0	$62.9	73.3%
Commercial Aircraft	124.5	103.6	20.2%
Business Jet	29.5	12.6	134.1%
Total	$263.0	$179.1	46.8%

Distribution segment revenues increased 62.2 percent and operating earnings increased 73.3 percent as compared with the prior year period.  Operating margin expanded by 150 basis points to 23.5 percent reflecting the synergies related to the integration of the New York Fasteners acquisition completed in 2006.

Commercial aircraft segment operating earnings increased 20.2 percent as compared with the prior year period, reflecting the 14.4 percent increase in revenues and the 60 basis point increase in operating margin to 13.7 percent.

Business jet segment operating earnings increased 134.1 percent, as compared with the prior year period, reflecting the 56.2 percent increase in revenues and the 470 basis point increase in operating margin to 13.9 percent.

LIQUIDITY AND BALANCE SHEET YEAR-TO-DATE METRICS

As of September 30, 2008, the company’s net debt-to-net-capital ratio was 39.5 percent and net debt was $1,009.5 million, which represents total debt of $1,125.1 million less cash and cash equivalents of $115.6 million.  There were no borrowings outstanding on the company’s $350 million revolving credit facility.  Working capital at September 30, 2008 was $1,168.9 million.  Compared with December 31, 2007, working capital increased $457.3 million primarily as a result of the acquisition of the HCS assets during the quarter which accounted for $333.2 million of the increase.  The increase in working capital was driven by the acquisition of the HCS assets, the 30.4 percent increase in revenues and a record backlog.

The company generated free cash flow (defined as net cash flow from operating activities minus capital expenditures) of $27.4 million in the third quarter of 2008.  Exclusive of the inventory investments made during the third quarter related to the HCS acquisition, free cash flow would have been approximately $70 million.  The company expects to increase its investments in consumables inventories during the balance of 2008 as it transitions the HCS business to the company’s stocking distribution business model.  In addition, during the balance of 2008, the company expects to incur acquisition, integration and transition costs of approximately $6.0 million.

BOOKINGS AND ORDERS

Bookings during the third quarter were approximately $600 million and reflect a book-to-bill ratio in excess of 1 to 1.  Backlog at the end of the quarter was approximately $2.9 billion, which includes the addition of backlog associated with the HCS acquisition, and represents an increase of approximately 45 percent as compared with the company’s September 30, 2007 backlog.  Approximately 8 percent of the backlog represents orders from U.S. airlines, while approximately 55 percent is from international customers.

The company recently announced that Airbus has selected B/E Aerospace as its supplier of next generation galley systems for the new A350 XWB aircraft.  This award is the largest award the company has ever received and is valued at more than $1.0 billion.  Program deliveries are scheduled to begin in 2013.

This $1.0 billion A350 XWB galley award taken together with other awards such as the company’s award to equip the A350 XWB with B/E Aerospace’s patented passenger oxygen system, and B/E

Aerospace’s oxygen/PSU award for the B787, as well as numerous awards from international airlines for the company’s products on the B787, B747-8 and A380, provide an excellent long-term platform for revenue stability over the coming years for the commercial aircraft segment.  Revenue stability within the business jet segment is expected to be driven by the introduction of several new business jet aircraft types. The company has been selected to deliver major new programs for a number of these new aircraft types.  The company’s exceptionally strong position on these new aircraft platforms along with other current awards bodes well for the future.  While the value of these long-term awards currently totals over $2 billion, only a very small portion has been included in the company’s record backlog.

OUTLOOK

"Over the past several months global and domestic macroeconomic trends have become increasingly negative.  These factors include the deteriorating global economy, increased uncertainties in the financial markets, a sudden and significant slowdown in domestic and international passenger air travel, tough cash conservation measures initiated by the airlines, and the impact of the Boeing strike.  Clearly these factors have created obstacles for us to overcome.  Our environment has changed and we are reacting quickly to the changes.  However, we believe we have positioned ourselves well for this downturn.  We have a robust balance sheet and excellent liquidity with over $115 million of cash on hand and a $350 million undrawn revolver.  We have experienced, capable and deep management strength, a global blue chip customer base which is the envy of the industry, and strong market leadership positions,” concluded Mr. Khoury.

Financial guidance for 2008 and 2009 is as follows:

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Full-year 2008 earnings per diluted share are expected to be approximately $2.19 per diluted share, excluding acquisition, integration and transition costs of approximately $0.06 per share, and debt prepayment costs of approximately $0.03 per diluted share.

-	Revenues are expected to increase in 2009 to approximately $2.5 billion.

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Full-year 2009 earnings per diluted share are expected to be approximately $2.00 per diluted share, excluding acquisition, integration and transition costs of approximately $0.10 per diluted share.  A higher tax rate in 2009 is expected to negatively impact earnings per diluted share by approximately $0.05 per share in 2009 as compared to 2008.

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The company expects total acquisition, integration and transition costs of approximately $25 million through 2010.  The lion’s share of these costs will be incurred in 2009 as the company integrates the HCS business with its existing distribution business.

-	Full-year 2008 and 2009 estimated effective tax rates are expected to be approximately 33.5 percent and 35 percent, respectively.

-	The company expects revenues and earnings for 2010 to be higher than 2009.

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Depending on market conditions, the company expects to invest approximately $125 million in its distribution segment inventories to complete the transition of the HCS business to its inventory stocking business model.  At that level of investment and based on earnings guidance for 2009 of $2.00 per diluted share (exclusive of acquisition, integration and transition costs of approximately $0.10 per share) the company expects free cash flow in 2009 of approximately $65 million.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements include, but are not limited to, B/E Aerospace’s financial guidance and industry expectations for the next several years and the expected benefits from the HCS acquisition.  Such forward-looking statements involve risks and uncertainties.  B/E Aerospace’s actual experience and results may differ materially from the experience and results anticipated in such statements.  Factors that might cause such a difference include changes in market and industry conditions and those discussed in B/E Aerospace’s filings with the Securities and Exchange Commission, which include its Proxy Statement, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  For more information, see the section entitled “Forward-Looking Statements” contained in B/E Aerospace’s Annual Report on Form 10-K and in other filings.  The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws, we do not intend to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

About B/E Aerospace, Inc.

B/E Aerospace, Inc. is the world’s leading manufacturer of aircraft cabin interior products and the world’s leading distributor of aerospace fasteners and consumables.  B/E Aerospace designs, develops and manufactures a broad range of products for both commercial aircraft and business jets.  B/E Aerospace manufactured products include aircraft cabin seating, lighting, oxygen, and food and beverage preparation and storage equipment.  The company also provides cabin interior design, reconfiguration and passenger-to-freighter conversion services.  Products for the existing aircraft fleet – the aftermarket – generate about 60 percent of sales.  B/E Aerospace sells and supports its products through its own global direct sales and product support organization.  For more information, visit the B/E Aerospace, Inc. website at www.beaerospace.com.

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BE AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In Millions, Except Per Share Data)

	THREE MONTHS ENDED
	September 30, 2008	September 30, 2007
Net sales	$587.8	$428.2
Cost of sales	394.4	281.5
Selling, general and administrative	58.6	48.4
Research, development and engineering	33.5	35.1
Operating earnings	101.3	63.2
Operating margin	17.2%	14.8%
Interest expense, net	19.8	3.1
Loss on debt extinguishment	3.6	--
Earnings before income taxes	77.9	60.1
Income taxes	26.1	15.6
Net Earnings	$51.8	$44.5

Net Earnings per Common Share
Basic	$0.54	$0.49
Diluted	$0.54	$0.48
Common shares:
Basic weighted average	96.0	91.2
Diluted weighted average	96.3	91.9

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BE AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In Millions, Except Per Share Data)

	NINE MONTHS ENDED
	September 30, 2008	September 30, 2007
Net sales	$1,583.2	$1,214.2
Cost of sales	1,040.9	792.6
Selling, general and administrative	176.6	149.9
Research, development and engineering	102.7	92.6
Operating earnings	263.0	179.1
Operating margin	16.6%	14.8%
Interest expense, net	24.9	17.8
Loss on debt extinguishment	3.6	11.0
Earnings before income taxes	234.5	150.3
Income taxes	80.3	45.3
Net Earnings	$154.2	$105.0

Net Earnings per Common Share
Basic	$1.66	$1.21
Diluted	$1.65	$1.20
Common shares:
Basic weighted average	93.1	87.0
Diluted weighted average	93.5	87.7

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BE AEROSPACE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

	September 30, 2008	December 31, 2007
	(UNAUDITED)

ASSETS

Current assets:
Cash and cash equivalents	$115.6	$81.6
Accounts receivable, net	355.1	218.0
Inventories, net	1,121.2	636.3
Deferred income taxes	8.9	62.4
Other current assets	27.4	21.7
Total current assets	1,628.2	1,020.0
Long-term assets	1,561.8	752.0
	$3,190.0	$1,772.0

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$459.3	$308.4
Long-term liabilities	1,187.7	205.5
Total stockholders’ equity	1,543.0	1,258.1
	$3,190.0	$1,772.0

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BE AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In Millions)

	NINE MONTHS ENDED
	September 30, 2008	September 30, 2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$154.2	$105.0
Adjustments to reconcile net earnings to net cash flows provided by (used in) operating activities, net of effects from acquisitions:
Depreciation and amortization	28.9	25.7
Provision for doubtful accounts	2.0	0.7
Non-cash compensation	11.2	7.9
Deferred income taxes	68.7	41.7
Debt prepayment costs	3.6	11.0
Loss on disposal of property and equipment	0.2	0.4
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(87.7)	(45.9)
Inventories	(165.6)	(169.5)
Other current assets and other assets	(5.1)	(17.1)
Payables, accruals and other liabilities	35.6	21.8
Net cash flows provided by (used in) operating activities	46.0	(18.3)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(20.7)	(21.7)
Acquisitions, net of cash acquired	(1,060.8)	(0.4)
Net cash flows used in investing activities	(1,081.5)	(22.1)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from common stock issued	149.6	384.1
Proceeds from long-term debt	1,124.5	--
Principal payments on long-term debt	(151.4)	(351.6)
Debt origination and prepayment costs	(50.2)	(7.4)
Borrowings on line of credit	40.0	70.0
Repayments on line of credit	(40.0)	(70.0)
Net cash flows provided by financing activities	1,072.5	25.1

Effect of foreign exchange rate changes on cash and cash equivalents	(3.0)	1.5

Net increase (decrease) in cash and cash equivalents	34.0	(13.8)

Cash and cash equivalents, beginning of period	81.6	65.0

Cash and cash equivalents, end of period	$115.6	$51.2

B/E Aerospace, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This release includes the financial measures “adjusted operating earnings,” “adjusted net earnings” and “adjusted net earnings per diluted share,” which are “non-GAAP financial measures” as defined in Regulation G of the Securities and Exchange Act of 1934. We define “adjusted operating earnings” as operating earnings reported under GAAP less acquisition, integration and transition costs. We define “adjusted net earnings” and “adjusted net earnings per diluted share” as net earnings and net earnings per diluted share reported under GAAP less acquisition, integration, transition costs, and debt prepayment costs (on an after tax basis). The company uses adjusted net earnings per diluted share and adjusted operating earnings to evaluate and assess the operational strength and performance of its business.  The company believes these financial measures are relevant and useful for investors because it allows investors to have a better understanding of the company’s operating performance that were not affected by the debt prepayment costs and acquisition, integration and transition costs.  These financial measures should not be viewed as a substitute for or superior to net earnings per diluted share or operating earnings, the most comparable GAAP measures, as a measure of the company’s operating performance.

Debt Prepayment Costs. In the third quarter of 2008, the company incurred $3.6 million of debt prepayment costs resulting from the prepayment of $150 million of bank term debt.

Acquisition, Integration and Transition Costs. In the third quarter of 2008, the company incurred $3.6 million of acquisition, integration and transition costs resulting from the integration of the HCS business with our existing distribution business.

Pursuant to the requirements of Regulation G, the company is providing the following tables which reconcile net earnings and net earnings per diluted share, the most directly comparable GAAP measure, to adjusted net earnings and adjusted net earnings per fully diluted share and operating earnings, the most directly comparable GAAP measure, to adjusted operating earnings.

RECONCILIATION OF NET EARNINGS TO ADJUSTED NET EARNINGS (In Millions, Except Per Share Data)

Three Months Ended September 30, 2008
Net earnings, as reported	$51.8
Acquisition, integration and transition costs	3.6
Debt prepayment costs	3.6
Income taxes on debt prepayment costs and	(2.4)
acquisition, integration and transition costs
(using the 33.5% effective tax rate)
Adjusted net earnings	$56.6

Adjusted net earnings per diluted share	$0.59

Net earnings per diluted share, as reported	$0.54

RECONCILIATION OF OPERATING EARNINGS TO ADJUSTED OPERATING EARNINGS (In Millions)
Three Months Ended September 30, 2008
Operating earnings, as reported	$101.3
Acquisition, integration and transition costs	3.6
Adjusted operating earnings	$104.9